Exhibit 99.1

CATAMARAN CORPORATION ANNOUNCES STRONG SECOND QUARTER FINANCIAL RESULTS

Schaumburg, Illinois, August 1, 2014 - Catamaran Corporation (“Catamaran” or the “Company”) (NASDAQ: CTRX, TSX: CCT), a leading provider of pharmacy benefit management (“PBM”) services and technology, announces its financial results for the three and six months ended June 30, 2014.

Q2 2014 Highlights

•	Revenue increased 58% to $5.4 billion in Q2 2014, compared to $3.4 billion in Q2 2013

•	Gross profit increased 25% to $329.8 million in Q2 2014, compared to $264.6 million in Q2 2013

•	EBITDA¹ increased 19% to $188.5 million in Q2 2014, compared to $158.1 million in Q2 2013

•	Net income attributable to the Company increased 13% to $71.4 million, or $0.34 per share (fully-diluted) in Q2 2014, compared to $63.4 million, or $0.31 per share (fully-diluted) in Q2 2013

•	Adjusted EPS¹ (fully-diluted) increased 10% to $0.54 in Q2 2014, compared to $0.49 in Q2 2013

•	Cash flow from operations was $57.2 million in Q2 2014, and cash on hand as of June 30, 2014 was $709.5 million

•	Adjusted prescription claim volume¹ for the PBM segment increased 49% to 101.2 million in Q2 2014, compared to 68.0 million in Q2 2013

•	Generic dispensing rate increased to 86% for Q2 2014, compared to 84% in Q2 2013

“The second quarter results reflect our continued success in offering a flexible and scalable alternative within the PBM industry.  The Catamaran team continues to execute on multiple strategic efforts, including developing the very best service offering to our clients, integrating the Cigna partnership and Restat acquisition as well as pursuing new opportunities for growth.  We continue to build upon our foundation for continued record financial results,” said Mark Thierer, Chairman and CEO of Catamaran Corporation.

Financial Review

Revenue and Gross Profit segmented by PBM and HCIT:
Catamaran evaluates segment performance based on revenue and gross profit. Reconciliations of the Company's business segments, PBM and Health Care Information Technology (“HCIT”), to the consolidated financial statements for the three and six months ended June 30, 2014 and 2013 are as follows:

Three months ended June 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2014	2013	2014	2013	2014	2013
Revenue	$5,350,962	$3,382,195	$34,846	$35,235	$5,385,808	$3,417,430
Cost of revenue	5,039,279	3,135,211	16,716	17,630	5,055,995	3,152,841
Gross profit	$311,683	$246,984	$18,130	$17,605	$329,813	$264,589
Gross profit %	5.8%	7.3%	52.0%	50.0%	6.1%	7.7%

Six months ended June 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2014	2013	2014	2013	2014	2013
Revenue	$10,229,337	$6,563,748	$70,950	$73,399	$10,300,287	$6,637,147
Cost of revenue	9,622,564	6,089,312	33,249	34,873	9,655,813	6,124,185
Gross profit	$606,773	$474,436	$37,701	$38,526	$644,474	$512,962
Gross profit %	5.9%	7.2%	53.1%	52.5%	6.3%	7.7%

Revenue
PBM revenue increased $2.0 billion, or 58%, to $5.4 billion in Q2 2014, compared to $3.4 billion in Q2 2013. Revenue increased $3.7 billion, or 56% to $10.2 billion for the year to date ("YTD") period ended June 30, 2014, compared to $6.6 billion for the same period in 2013. The increases in both periods are mainly due to organic growth driven by increased claim volume added through new customer implementations, including the continued implementation of the Cigna contract, as well as additional claim volume related to the Restat acquisition. Additionally, revenues have increased in both periods as a result of increased specialty claim volume, which carries a higher revenue per claim rate compared to the Company's general book of business.

HCIT revenue decreased $0.4 million, or 1%, to $34.8 million in Q2 2014, compared to $35.2 million in Q2 2013. HCIT revenue decreased $2.4 million, or 3%, to $71.0 million for the YTD period ended June 30, 2014, compared to $73.4 million for the same period in 2013. These decreases in the quarterly and YTD periods were primarily due to lower professional services revenue.

Gross Profit
Gross profit for Q2 2014 increased $65.2 million, or 25%, to $329.8 million, compared to $264.6 million in Q2 2013. Gross profit for the YTD period ended June 30, 2014 increased $131.5 million, or 26%, to $644.5 million, compared to $513.0 million for the same period in 2013. The increases during both periods are mostly due to the successful implementations of new customer contracts in 2014. Gross profit percentage decreased to 6% of revenue in Q2 2014, from 8% of revenue in Q2 2013. The YTD gross profit percentage decreased to 6% of revenue from 8% of revenue during the YTD period ended June 30, 2014, compared to the same period in 2013. The decreases are mainly due to the large Cigna volume carrying a significantly lower gross profit percentage per claim compared to the historical PBM business.

Selling, General and Administrative (“SG&A”) Costs
SG&A costs for Q2 2014 increased $26.7 million, or 27%, to $126.6 million, compared to $99.9 million in Q2 2013. SG&A costs for the YTD period ended June 30, 2014 increased $56.8 million, or 28%, to $257.2 million, compared to $200.4 million for the YTD period ended June 30, 2013. These increases are mainly due to the addition of Restat operating expenses and additional resources needed to support the growth of the PBM business.

Amortization
Amortization of intangible assets for Q2 2014 increased $4.9 million, or 10%, to $55.0 million, compared to $50.1 million in Q2 2013. Amortization of intangible assets for the YTD period ended June 30, 2014 increased $9.8 million or 10% to $110.0 million, compared to $100.1 million in the YTD period ended June 30, 2014. These increases are mainly driven by the amortization of intangible assets from the acquisition of Restat.

Interest and Other Expense, Net
Interest and other expense, net for Q2 2014 increased $4.7 million to $15.6 million compared to $10.9 million in Q2 2013. Interest and other expense, net for the YTD period ended June 30, 2014 increased $5.0 million to $27.0 million compared to $21.9 million for the same period in 2013. The increases during both periods are mainly due to higher average principal amount of long-term debt outstanding resulting from the issuance in March 2014 of $500 million aggregate principal amount of 4.75% senior notes.

Income Taxes
The Company recognized income tax expense of $33.2 million for Q2 2014, representing an effective tax rate of 28%, compared to $24.6 million, representing an effective tax rate of 26%, for the same period in 2013. The Company recognized income tax expense of $61.3 million for the YTD period ended June 30, 2014, representing an effective tax rate of 27%, compared to $47.6 million, representing an effective tax rate of 27%, for the same period in 2013. The increases during both periods in income tax expense were mainly due to higher taxable income compared to the same periods in 2013.

Net Income and EPS Attributable to the Company
The Company reported Q2 2014 net income attributable to the Company of $71.4 million, or $0.34 per share (fully-diluted), compared to $63.4 million, or $0.31 per share (fully-diluted), in Q2 2013. The Company reported YTD period ended June 30, 2014 net income attributable to the Company of $134.9 million or $0.65 per share (fully-diluted), compared to $114.8 million, or $0.56 per share (fully-diluted), for the same period in 2013. Net income attributable to the Company increased during both periods mainly due to increased revenue as a result of new customer implementations and additional income generated as a result of the Restat acquisition. These increases were partially offset by increases in SG&A expense, interest expense and amortization of intangible assets.

Q2 2014 Adjusted EPS¹ (fully-diluted), which excludes all amortization of intangible assets of $55.0 million, net of tax, increased 10% to $0.54 per share (fully-diluted) in Q2 2014, compared to $0.49 per share (fully-diluted) in Q2 2013. YTD 2014 Adjusted EPS (fully-diluted), which excludes all amortization of intangible assets of $110.0 million, net of tax, increased 14% to $1.04 per share (fully-diluted) in YTD 2014.

EBITDA¹
Q2 2014 EBITDA increased $30.4 million, or 19%, to $188.5 million, compared to $158.1 million in Q2 2013. YTD 2014 EBITDA increased $57.8 million, or 19%, to $359.4 million, compared to $301.6 million in YTD 2013. The increases during both periods are mainly due to increased net income attributable to the Company as a result of increased revenue, as noted previously. These increases were partially offset by increased SG&A costs due to the acquisition of Restat and additional resources added to support the growth of the PBM business.

Cash Flow
For Q2 2014, the Company generated $57.2 million of cash from operations, compared to $173.0 million of cash during the same period in 2013. For YTD 2014, the Company generated $192.9 million of cash from operations, compared to $236.3 million of cash during the same period in 2013. Cash from operations decreased during both periods primarily due to an increase in inventory purchases in 2014 compared to the same periods in 2013 driven by the increase in the Company's mail and specialty pharmacy claim volume. Additionally, during the YTD period the Company generated approximately $164.3 million in cash from financing activities due to the issuance of $500 million in senior notes, offset by repaying $300 million of outstanding debt under the Company's revolving credit facility.

2014 Full Year Financial Guidance
With today's announcement, the Company is updating its 2014 full year financial guidance:

•	Revenue of $20.5 to $21.0 billion

•	EBITDA[1] of $770 to $800 million

•	GAAP EPS (fully-diluted) of $1.40 to $1.50

•	Adjusted EPS[1] (fully-diluted) of $2.12 to $2.22 (excluding all amortization of intangible assets)

Notice of Conference Call
Catamaran will host a conference call on Friday, August 1, 2014, at 8:30 a.m. ET to discuss its financial results. Mark Thierer, Chairman and CEO, and Mike Shapiro, SVP and CFO, will co-chair the call. This call is being webcast and can be accessed from the IR Events page of the Catamaran Corporation web site at www.catamaranrx.com.  An archived replay of the webcast will be available for 90 days.

1Non-GAAP Financial Measures
Catamaran reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). Catamaran's management also evaluates and makes operating decisions using various other measures. Two such measures are Adjusted EPS and EBITDA, which are non-GAAP financial measures. Catamaran's management believes that these two measures provide useful supplemental information regarding the performance of Catamaran's business operations.

Adjusted EPS adds back the impact of all intangible asset amortization expense, net of tax. Amortization of intangible asset expense arises from the acquisition of intangible assets in connection with the Company's acquisitions. The Company excludes intangible asset amortization expense from EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Catamaran's business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes to revenue in the periods presented as well as future periods and should also note that such expenses will recur in future periods.

EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance. EBITDA consists of earnings attributable to the Company prior to depreciation, amortization, interest and other expense, net, income taxes and adjustments to remove the applicable impact of any non-controlling interest. Management believes it is useful to exclude these items as they are essentially amounts that cannot be influenced by management in the short term.

The 2014 full year EBITDA guidance was computed using the Company's estimated 2014 earnings attributable to the Company prior to depreciation, amortization, interest and other expense, net, income taxes and adjustments to remove the applicable impact of any non-controlling interest. The 2014 full year Adjusted EPS guidance was computed by taking the Company's GAAP EPS (fully-diluted) guidance and adding back the expected impact of all 2014 amortization of intangible asset expense totaling approximately $210 to $215 million, net of estimated income taxes (expected effective tax rate of approximately 28%).

Adjusted prescription claim volume equals Catamaran's mail service prescriptions multiplied by three, plus its retail and specialty prescriptions. The mail service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that Adjusted EPS, EBITDA and adjusted prescription claim volume provide useful supplemental information to management and investors regarding the performance of the Company's business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company's core operating results. Note, however, that these items are performance measures only, and do not provide any measure of the Company's cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliations of Adjusted EPS and EBITDA to their most directly comparable GAAP measure.

Adjusted EPS and EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies.

EBITDA Reconciliation	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2014	2013	2014	2013
	(unaudited)		(unaudited)
Net income attributable to the Company (GAAP)	$71,432	$63,421	$134,877	$114,826
Add:
Depreciation of property and equipment	14,019	9,042	27,378	17,145
Amortization of intangible assets	54,977	50,092	109,963	100,148
Interest and other expense, net	15,626	10,907	26,962	21,946
Income tax expense	33,241	24,607	61,349	47,635
Adjustments related to non-controlling interest	(791)	(6)	(1,176)	(98)
EBITDA	$188,504	$158,063	$359,353	$301,602

Adjusted EPS Reconciliation
(in thousands, except per share data)
	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share
	(unaudited)				(unaudited)
Net income attributable to the Company (GAAP)	$71,432	$0.34	$63,421	$0.31	$134,877	$0.65	$114,826	$0.56
Amortization of intangible assets	54,977	0.27	50,092	0.24	109,963	0.53	100,148	0.48
Tax effect of reconciling item	(15,284)	(0.07)	(12,874)	(0.06)	(30,020)	(0.14)	(27,140)	(0.13)
Non-GAAP net income attributable to the Company	$111,125	$0.54	$100,639	$0.49	$214,820	$1.04	$187,834	$0.91

About Catamaran Corporation
Catamaran, the industry’s fastest-growing pharmacy benefits manager, helps organizations and the communities they serve take control of prescription drug costs. Managing more than 350 million prescriptions each year on behalf of over 32 million members, our flexible, holistic solutions improve patient care and empower individuals to take charge of their health. Processing one in every five prescription claims in the U.S., Catamaran’s skill and scale deliver compelling financial results and sustainable improvement in the overall health of members. Catamaran is headquartered in Schaumburg, IL., with multiple locations in the U.S. and Canada. For more information, please visit Catamaranrx.com, and for industry news and information follow Catamaran on Twitter, @CatamaranCorp.

Forward-Looking Statements
Certain statements included herein, including guidance and those that express management's objectives and the strategies to achieve those objectives, as well as information with respect to the Company's beliefs, plans, expectations, anticipations, estimates and intentions, constitute “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; our ability to compete successfully; our dependence on, and ability to retain, key customers; customer demands for enhanced services levels or loss or unfavorable modification with our customers; the risks and challenges associated with our PBM partnering agreement with Cigna Corporation due to the size of the client and the complexity and long-term nature of the agreement; consolidation in the healthcare industry; our ability to identify and complete acquisitions, manage our growth, integrate acquisitions and achieve expected synergies from acquisitions; changes in industry pricing benchmarks and continuing market and economic challenges; our ability to maintain our relationships with pharmacy providers, pharmaceutical manufacturers, third-party rebate administrators and suppliers; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; our ability to maintain our relationships with suppliers; the outcome of any legal or tax proceeding that has been or may be instituted against us; the existence of undetected errors or similar problems in our software products; potential liability for the use of incorrect or incomplete data; interruption of our operations due to outside sources and breach of our security by third parties; our dependence on the expertise of our senior management and other personnel; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; our ability to accurately forecast our financial results; our level of indebtedness and the covenants and restrictions in the agreements governing our outstanding indebtedness; our access to sufficient capital to fund our future requirements; potential write-offs of goodwill or other intangible assets; and the material weakness identified in our internal control over financial reporting. The foregoing list of factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors. Other factors that should be considered are discussed from time to time in Catamaran's filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

When relying on forward-looking information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In making the forward-looking statements contained herein, the Company does not assume any future significant acquisitions, dispositions or one-time items. It does assume, however, the renewal of certain customer contracts. Every year, the Company has major customer contracts that come up for renewal. In addition, the Company also assumes new customer contracts. In this regard, the Company is pursuing large opportunities that present a very long and complex sales cycle which substantially affects its forecasting abilities. The Company has assumed certain timing for the realization of these opportunities which it believes is reasonable but which may not be achieved. Furthermore, the pursuit of these larger opportunities does not ensure a linear progression of revenue and earnings since they may involve significant up- front costs followed by renewals and cancellations of existing contracts. The Company has assumed certain revenues which may not be realized. The Company has also assumed that the material factors referred to in the previous paragraph will not cause such forward-looking information to differ materially from actual results or events. There can be no assurance that such assumptions will reflect the actual outcome of such items or factors. Accordingly, investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to Catamaran or persons acting on our behalf are expressly qualified in their entirety by this notice.
THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE REPRESENTS THE COMPANY’S CURRENT EXPECTATIONS AND, ACCORDINGLY, IS SUBJECT TO CHANGE. HOWEVER, THE COMPANY EXPRESSLY DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING INFORMATION, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY APPLICABLE LAW.

For more information, please contact:
Tony Perkins
Investor Relations
Catamaran Corporation
(312) 261-7805
tony.perkins@catamaranrx.com

CATAMARAN CORPORATION
Consolidated Balance Sheets
(in thousands, except share data)

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$709,548	$387,241
Restricted cash	32,223	32,220
Accounts receivable, net of allowance for doubtful accounts of $4,642 (2013 — $5,860)	1,173,606	959,586
Rebates receivable	908,216	305,955
Other current assets	219,519	152,673
Total current assets	3,043,112	1,837,675
Property and equipment, net of accumulated depreciation of $131,729 (2013 — $103,858)	198,392	197,007
Goodwill	4,724,639	4,720,275
Other intangible assets, net of accumulated amortization of $471,246 (2013 — $363,546)	1,071,456	1,181,419
Other long-term assets	80,287	59,387
Total assets	$9,117,886	$7,995,763

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$1,000,760	$817,805
Accrued expenses and other current liabilities	275,576	254,100
Rebates payable	942,857	356,265
Current portion - long-term debt	68,750	50,000
Total current liabilities	2,287,943	1,478,170
Deferred income taxes	276,664	301,341
Long-term debt	1,379,432	1,215,363
Other long-term liabilities	97,178	89,391
Total liabilities	4,041,217	3,084,265

Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 207,411,365 shares issued and outstanding at June 30, 2014 (December 31, 2013 — 206,305,070 shares)	4,261,667	4,215,291
Additional paid-in capital	58,881	77,790
Retained earnings	752,038	617,161
Accumulated other comprehensive loss	(1,834)	(1,752)
Total shareholders' equity	5,070,752	4,908,490
Non-controlling interest	5,917	3,008
Total equity	5,076,669	4,911,498
Total liabilities and equity	$9,117,886	$7,995,763

CATAMARAN CORPORATION
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Revenue	$5,385,808	$3,417,430	$10,300,287	$6,637,147
Cost of revenue	5,055,995	3,152,841	9,655,813	6,124,185
Gross profit	329,813	264,589	644,474	512,962
Expenses:
Selling, general and administrative	126,635	99,888	257,153	200,386
Depreciation of property and equipment	13,093	7,938	25,461	14,908
Amortization of intangible assets	54,977	50,092	109,963	100,148
	194,705	157,918	392,577	315,442
Operating income	135,108	106,671	251,897	197,520
Interest and other expense, net	15,626	10,907	26,962	21,946
Income before income taxes	119,482	95,764	224,935	175,574
Income tax expense	33,241	24,607	61,349	47,635
Net income	$86,241	$71,157	$163,586	$127,939
Less: Net income attributable to non-controlling interest	14,809	7,736	28,709	13,113
Net income attributable to the Company	$71,432	$63,421	$134,877	$114,826
Earnings per share attributable to the Company:
Basic	$0.35	$0.31	$0.65	$0.56
Diluted	$0.34	$0.31	$0.65	$0.56
Weighted average number of shares used in computing earnings per share:
Basic	206,938,789	205,975,724	206,733,127	205,782,438
Diluted	207,310,851	206,624,432	207,207,122	206,535,143

CATAMARAN CORPORATION
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$86,241	$71,157	$163,586	$127,939
Items not involving cash:
Stock-based compensation	8,570	6,487	15,398	13,131
Depreciation of property and equipment	14,019	9,042	27,378	17,145
Amortization of intangible assets	54,977	50,092	109,963	100,148
Deferred lease inducements and rent	267	821	190	15,349
Deferred income taxes	(13,710)	(9,135)	(26,044)	(25,787)
Tax benefit on option exercises	(1,302)	(4,549)	(3,993)	(9,479)
Deferred financing cost amortization	2,470	2,373	4,658	4,866
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(42,114)	(19,608)	(214,015)	(21,271)
Rebates receivable	(240,163)	32,966	(602,515)	18,413
Restricted cash	(1)	4	(3)	231
Other current assets	(82,758)	900	(56,448)	13,367
Accounts payable	38,671	11,504	182,933	(22,632)
Accrued expenses and other current liabilities	(3,723)	(2,115)	17,032	(12,305)
Rebates payable	223,957	22,461	586,592	13,787
Other long-term assets and liabilities	11,805	583	(11,826)	3,351
Net cash provided by operating activities	57,206	172,983	192,886	236,253
Cash flows from investing activities:
Acquisition, net of cash acquired	—	(7,076)	(2,026)	(7,076)
Purchases of property and equipment	(20,091)	(46,892)	(32,873)	(72,135)
Proceeds from restricted cash	—	—	—	20,004
Net cash used by investing activities	(20,091)	(53,968)	(34,899)	(59,207)
Cash flows from financing activities:
Proceeds from issuance of debt	—	100,000	492,500	100,000
Repayment of long-term debt	(6,250)	(150,000)	(312,500)	(250,000)
Payment of financing costs	(1,008)	(2,347)	(1,963)	(2,347)
Proceeds from exercise of options	1,376	1,145	4,944	1,928
Proceeds from exercise of warrants	3,453	—	3,453	—
Tax benefit on option exercises	1,302	4,549	3,993	9,479
Payments of contingent consideration	—	—	—	(23,203)
Distributions to non-controlling interest	(10,800)	(10,115)	(25,800)	(10,115)
Other	(321)	—	(321)	—
Net cash (used) provided by financing activities	(12,248)	(56,768)	164,306	(174,258)
Effect of foreign exchange on cash balances	(34)	(15)	14	24
Increase in cash and cash equivalents	24,833	62,232	322,307	2,812
Cash and cash equivalents, beginning of period	684,715	311,356	387,241	370,776
Cash and cash equivalents, end of period	$709,548	$373,588	$709,548	$373,588